Exhibit 99.1

Contact:	Media:	Investment Community:	Shareholder Inquiries:	Media Information Center:
	Oscar Suris	Raj Modi	1.800.555.5259 or	1.800.665.1515 or
	Ford Motor Co.	1.313.323.8221	1.313.845.8540	1.313.621.0504
	1.313.594.4410	fordir@ford.com	stockinfo@ford.com	media@ford.com
osuris@ford.com

or

Don Hume
PAG/Jaguar
44-2476-203321
dhume@ford.com

FOR IMMEDIATE RELEASE

FORD ANNOUNCES DETAILS OF JAGUAR IMPROVEMENT
ACTIONS; INCREASES EARNINGS GUIDANCE FOR 2004

DEARBORN, Mich., September 17, 2004 — Ford Motor Company and its Jaguar Cars unit announced today improvement actions for Jaguar and, separately, an increase in its third-quarter and full-year financial guidance for 2004.

Jaguar Actions

In a separate release issued earlier today, Jaguar Cars announced a series of actions aimed at improving its business fundamentals. (See the Jaguar Cars release, dated September 17, 2004, for complete details.) The actions included:

•	Cessation of final assembly operations at the Browns Lane plant by year-end 2005; these operations will be consolidated into Jaguar’s Castle Bromwich plant.

•	Total personnel reductions of approximately 1,150, including those related to the consolidation of assembly operations.

•	A reduction of 15,000 units in Jaguar’s remaining production plan for 2004.

•	Ford’s exit from Formula One racing activities, including the sale of those operations.

The personnel reductions and the Formula One decision together are estimated to result in a charge to pre-tax income of approximately $450 million. Of this, it is expected that

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approximately $375 million of these charges are to occur this year, with the remainder occurring next year. Together with previously announced 2004 special items, these actions are expected to reduce full-year 2004 earnings by about 25 cents per share.

2004 Earnings Outlook

Separately, the company announced it is raising its third-quarter earnings guidance by 10 cents per share, from a range of breakeven to 5 cents per share to a range of 10 to 15 cents per share, in each case from continuing operations, excluding special items.

As a result, full-year earnings now are expected to be in the range of $1.90 to $2.00 per share, compared with previous guidance of $1.80 to $1.90 per share, in each case from continuing operations, excluding special items. The improvement primarily reflects continued strong performance in Financial Services and improved cost performance in the Automotive Sector, partially offset by lower production at Jaguar.

The Company will host a conference to discuss these developments beginning at 8.30 a.m. EDT today, with Don Leclair, Chief Financial Officer; Mark Fields, Executive Vice President, Premier Automotive Group and Ford of Europe; and Joe Greenwell, Chairman and CEO of Jaguar and Land Rover. Participants can access the call by dialing 800-237-9752. (International dial-in number is 617-847-8706.) The pass code for both numbers is a verbal response of “Ford Business Update.” A listen-only web cast also will be available on the Internet at www.shareholder.ford.com. Supporting presentation materials will be available shortly before the call begins at the same web site address. Teleconference participants will have an opportunity to ask questions following the presentation.

Replays of the call will be available through Friday, September 24, by dialing 888-286-8010 with passcode 95842917. The international access number for the replay is 617-801-6888 with the same passcode. Replays will also be available at http://www.shareholder.ford.com.

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Statements included herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	lower-than-anticipated market acceptance of new or existing products;

•	work stoppages at key Ford or supplier facilities or other interruptions of supplies;

•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

•	currency or commodity price fluctuations;

•	changes in interest rates;

•	a market shift from truck sales in the U.S.;

•	economic difficulties in any significant market;

•	reduced availability of or higher prices for fuel;

•	labor or other constraints on our ability to restructure our business;

•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;

•	credit rating downgrades;

•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

•	higher-than-expected credit losses;

•	lower-than-anticipated residual values for leased vehicles;

•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic diseases or measures taken by governments in response thereto that negatively affect the travel industry; and

•	our inability to implement the Revitalization Plan.

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